Exhibit 99.1

Avalara Appoints Brian Sharples to its Board of Directors

Mar 30, 2020

SEATTLE—(BUSINESS WIRE)— Avalara, Inc. (NYSE: AVLR), a leading provider of tax compliance automation software for businesses of all sizes, today announced the appointment of global business leader and strategist Brian Sharples to its board of directors.

Sharples is co-founder and former CEO of HomeAway, the world’s leading online marketplace of vacation rentals, and currently serves on the board of directors for Yelp, GoDaddy, RVShare, Fexy Media, and Ally Financial Group. Prior to founding HomeAway, Mr. Sharples was President and CEO of IntelliQuest Information Group, a supplier of marketing data and research to Fortune 500 technology companies. He has been an active angel investor since 2001 and has made early stage investments in more than 30 companies since that time. He has more than 30 years of experience working with leaders, boards, and global teams to help technology companies establish their brand strategy and scale.

“Brian brings a unique blend of experiences to the board with his proficiency in brand strategy and entrepreneurial prowess in the world of ecommerce. He built a global marketplace for the vacation rentals industry and understands the nuances of working with businesses of all sizes,” said Scott McFarlane, CEO of Avalara. “Brian understands the inner workings of publicly traded technology companies and board dynamics and I’m fortunate to welcome him to Avalara’s board of directors.”

“Avalara is working to ensure that businesses of all sizes are able to manage the rapidly changing landscape of tax compliance on a global scale,” said Sharples. “With a global team addressing a problem facing industries that I have been supporting and growing for many years, the opportunity ahead is exciting. I am looking forward to joining Avalara’s board and supporting the company’s ongoing efforts.”

Mr. Sharples joins the Avalara board after the recent addition of Bill Ingram, Avalara’s CFO from 2015 until March 2020. Prior to Mr. Ingram, Kathy Zwickert was appointed to the board in January 2019.

Avalara also announced that Justin Sadrian, a managing director at Warburg Pincus LLC, will be leaving its board of directors when his current term ends in June 2020. “Justin’s contributions to Avalara since joining the board in 2014 have been invaluable. As a pioneer in internet, software, and information investments, we are grateful for the impact he has had on our business and other companies will be fortunate to have him as a partner,” said McFarlane.

About Avalara

Avalara helps businesses of all sizes get tax compliance right. In partnership with leading ERP, accounting, ecommerce, and other financial management system providers, Avalara delivers cloud-based compliance solutions for various transaction taxes, including sales and use, VAT, GST, excise, communications, lodging, and other indirect tax types. Headquartered in Seattle, Avalara has offices across the U.S. and around the world in Canada, the U.K., Belgium, Brazil, and India. More information at avalara.com.

Media Contact

Tommy Morgan

media@avalara.com

916-672-4214

Investor Contact

Greg McDowell

ICR, LLC

investor@avalara.com

206-641-2425

Source: Avalara, Inc.